As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-131718

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BioMimetic Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	62-1786244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

389-A Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Samuel E. Lynch, D.M.D., D.M.Sc.
Chief Executive Officer
BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Anna T. Pinedo, Esq. James R. Tanenbaum, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8000	William J. Grant, Jr., Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the registration statement is being filed for the sole purpose of filing an amended exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by us, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$5,350
NASD filing fee	5,500
Nasdaq National Market listing fee	100,000
Blue Sky fees and expenses	10,000
Printing expenses	550,000
Accounting fees and expenses	985,000
Transfer agent's fees and expenses	10,000
Legal fees and expenses	1,000,000
Miscellaneous expenses	219,150
Total	$2,885,000

Item 14.    Indemnification of Directors and Officers.

General Corporation Law

We are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws that will be in effect upon completion of this offering provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Liability Insurance

Our directors and officers are covered under directors' and officers' liability insurance policies maintained by us with coverage up to $5 million.

Item 15.    Recent Sales of Unregistered Securities.

During the last three years, we have issued the following securities without registration under the Securities Act:

(a)	Issuances of Capital Stock.

(1)	In May 2003, we sold an aggregate of 1,043,115 shares of Series B redeemable, convertible preferred stock to Burrill Biotechnology Capital Fund, L.P., Novo A/S, Denmark, Holden Ventures III W, L.P., Holden Ventures III C, L.P., Holden Ventures III D, L.P. and Memphis Biomed Ventures I, L.P. for an aggregate of $5.0 million.

(2)	In June 2003, we issued 104,312 shares of Series B redeemable, convertible preferred stock to ZymoGenetics, Inc. in lieu of a $500,000 payment of a milestone under our license agreement.

(3)	In March 2004, we issued 24,495 shares of Series A redeemable, convertible preferred stock to Forest Street Capital, LLC upon exercise and redemption of a warrant for an aggregate of $0.06 million.

(4)	In October 2004, we sold an aggregate of 3,265,895 shares of Series C redeemable, convertible preferred stock to Burrill Biotechnology Capital Fund, L.P., Novo A/S, Denmark, Holden Ventures III W, L.P., Holden Ventures III C, L.P., Holden Ventures III D, L.P., Memphis Biomed Ventures I, L.P., InterWest Partners VIII, L.P., InterWest Investors VIII, L.P., InterWest Investors Q VIII, L.P., CMEA Ventures Life Sciences 2000, L.P., CMEA Ventures Life Sciences 200, Civil Law Partnership, CMEA Ventures VI, L.P. and individual investors for an aggregate of $25.7 million.

(5)	In April 2005, we sold an aggregate of 1,498,105 shares of Series C redeemable, convertible preferred stock to Novo A/S, Denmark, Noro-Moseley Partners V, L.P., Pinto Technology Ventures, LLP, Axiom Ventures Partners III, L.P. and HSS Ventures, Inc. for an aggregate of $11.8 million.

(6)	In June 2005, we issued 63,505 shares of Series C redeemable, convertible preferred stock to ZymoGenetics, Inc. in lieu of a $500,000 payment of a milestone under our license agreement.

We believe that the securities sold in these transactions were exempt from registration under Section 4(2) of the Securities Act.

(b)	Stock Option Grants.

As of March 31, 2006, 166,875 shares of common stock were issued upon exercise of stock options granted to employees, directors and consultants. In addition, options to purchase 1,465,458 shares of common stock were outstanding under our 2001 long-term stock incentive plan.

The issuance of stock options and the common stock issuable upon the exercise of such options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Reference is made to the attached Exhibit Index.

(b)	Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Franklin, State of Tennessee, on May 12, 2006.

BIOMIMETIC THERAPEUTICS, INC.
By: /s/ Samuel E. Lynch Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 2 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signatures	Capacity	Dates

/s/ Samuel E. Lynch	President and Chief Executive Officer (Principal Executive Officer)	May 12, 2006

Samuel E. Lynch, D.M.D., D.M.Sc.

/s/ Larry Bullock	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2006

Larry Bullock

*	Chairman of the Board of Directors	May 12, 2006

Larry W. Papasan

*	Director	May 12, 2006

Arnold I. Caplan, Ph.D.

*	Director	May 12, 2006

Thomas Dyrberg, M.D., D.M.Sc.

*	Director	May 12, 2006

Chris Ehrlich

*	Director	May 12, 2006

Ann Hanham, Ph.D.

*	Director	May 12, 2006

James G. Murphy

*	Director	May 12, 2006

Douglas Watson

*By: /s/ Larry Bullock
Larry Bullock
Attorney-in-fact

 EXHIBIT INDEX

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1+	Form of Restated Certificate of Incorporation to be effective upon completion of this offering
3.2†	Form of Amended and Restated Bylaws to be effective upon completion of this offering
4.1†	Form of certificate representing shares of common stock
5.1+*	Opinion of Morrison & Foerster LLP
10.1**†	License Agreement between the registrant and President and Fellows of Harvard College, dated as of April 10, 2001
+10.2**	Exclusive Patent License Agreement between the registrant and ZymoGenetics, Inc., dated as of March 28, 2001
+10.3**	Second Exclusive Patent License Agreement between the registrant and ZymoGenetics, Inc., dated as of January 21, 2003
10.4**†	Letter Agreement between the registrant and ZymoGenetics, Inc., dated October 17, 2005
10.5**†	Manufacturing and Supply Agreement between the registrant and Chiron Corporation, dated as of July 28, 2004
10.6**†	Supply Agreement between the registrant and Orthovita, Inc. dated as of August 2, 2002
+10.7**†	Exclusive Sublicense Agreement between the registrant and Luitpold Pharmaceuticals, Inc., dated as of December 9, 2003
10.8†	Research, Development and Marketing Agreement between the registrant and Luitpold Pharmaceuticals, Inc., dated as of December 9, 2003
10.9**†	Manufacturing and Supply Agreement between the registrant and Luitpold Pharmaceuticals, Inc., dated as of December 9, 2003
10.10**†	Development, Manufacturing and Supply Agreement between the registrant and Kensey Nash Corporation, dated as of June 28, 2005
10.11†	Lease Agreement between the registrant and Noblegene Development LLC, dated April 22, 2004
10.12†	First Amendment to Lease Agreement between the registrant and Noblegene Development LLC, dated July 22, 2005
10.13†	2001 Long-Term Stock Incentive Plan
10.14†	2005 Employee Stock Purchase Plan
10.15†	Employment Agreement, effective as of November 30, 2004, by and between the registrant and Dr. Samuel E. Lynch
10.16†	Amendment to Employment Agreement, effective as of December 1, 2004, by and between the registrant and Dr. Samuel E. Lynch
10.17†	Employment Agreement, effective as of December 18, 2003, by and between the registrant and Larry Bullock
10.18†	Employment Agreement, effective as of December 8, 2003, by and between the registrant and Charles E. Hart, Ph.D.
10.19†	Employment Agreement, effective as of June 6, 2002, by and between the registrant and Mark Citron
10.20†	Employment Agreement, effective as of September 1, 2002, by and between the registrant and James Monsor

Exhibit No.	Description
10.21†	Employment Agreement, effective as of July 5, 2005, by and between the registrant and Steven N. Hirsch
10.22†	Employment Agreement, effective as of May 31, 2005, by and between the registrant and Earl Douglas
10.23**†	Patent Purchase Agreement by and among the registrant and Institute of Molecular Biology, Inc dated November 16, 2005
10.24†	Amendment No. 1 to Exclusive Sublicense Agreement between the registrant and Luitpold Pharmaceuticals, Inc. dated as of December 21, 2005
10.25†	Amendment No. 1 to Manufacturing and Supply Agreement between the registrant and Luitpold Pharmaceuticals, Inc. dated as of December 21, 2005
10.26**†	Letter Agreement between the registrant and Luitpold Pharmaceuticals, Inc. dated as of December 21, 2005
10.27†	Form of indemnification agreement by and between the registrant and each executive officer and director
10.28†	Amended and Restated Information and Registration Rights Agreement dated October 21, 2004
10.29†	Amendment to the Amended and Restated Information and Registration Rights Agreement dated April 29, 2005
10.30†	Amendment to 2001 Long-Term Stock Incentive Plan
10.31†	Second Amendment to 2001 Long-Term Stock Incentive Plan
10.32†	Third Amendment to 2001 Long-Term Stock Incentive Plan
21.1†	Subsidiaries of the registrant
23.1	Consent of Ernst & Young LLP
23.2†	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney (included in Part II to the Registration Statement)

**	Confidential treatment has been requested for portions of this exhibit.

†	Previously filed.

+	Replaces previously filed exhibit.

*	Filed herewith